Exhibit 99.1

Jade Biosciences Reports Third Quarter 2025 Financial Results and Provides Corporate Update

•

Presented favorable preclinical safety data for JADE101 and a translational analysis of APRIL mediated biomarker responses at the American Society of Nephrology Kidney Week 2025, reinforcing its potential as a best-in-class selective anti-APRIL monoclonal antibody for IgA nephropathy

•	Initiated Phase 1 healthy volunteer study of JADE101; interim, biomarker-rich data expected in the first half of 2026 are anticipated to define dose and dose interval selection for patient trials

•

Unveiled JADE201, a potentially best-in-class, half-life extended, afucosylated anti-BAFF receptor monoclonal antibody; first-in-human trial in rheumatoid arthritis expected to begin in the first half of 2026 with potential opportunity across multiple autoimmune diseases validated by BAFF-R biology

•	Completed $135 million private placement, extending cash runway into the first half of 2028

San Francisco and Vancouver, British Columbia – November 13, 2025 – Jade Biosciences, Inc. (“Jade”) (Nasdaq: JBIO), a biotechnology company focused on developing best-in-class therapies for autoimmune diseases, today announced financial results for the quarter ending September 30, 2025, and provided a corporate update.

“The third quarter marked meaningful progress toward our mission of delivering potentially best-in-class therapies for autoimmune diseases,” said Tom Frohlich, Chief Executive Officer of Jade Biosciences. “At the recent ASN Kidney Week, we presented preclinical safety and translational data that support JADE101’s potential to be a best-in-class, selective anti-APRIL therapy and provide further confidence that biomarker data from our ongoing Phase 1 healthy volunteer trial will define the dosing strategy for IgAN patient studies. We also introduced our second development candidate, JADE201, which builds on validated BAFF-R biology to potentially address a broad range of autoimmune diseases, and completed a $135 million private financing. With these achievements, we are well positioned to execute on multiple clinical milestones and bring further innovation in autoimmune disease treatment.”

Pipeline and Corporate Updates

JADE101: potentially best-in-class selective anti-APRIL monoclonal antibody for IgA nephropathy (IgAN)

•

Presented two posters at the American Society of Nephrology (ASN) Kidney Week 2025. JADE101 is an ultra-high affinity, half-life-extended fully human monoclonal antibody that has the potential for best-in-class activity with convenient patient dosing. JADE101 is an ultra-high affinity, half-life-extended fully human monoclonal antibody that has the potential for best-in-class activity with convenient patient dosing.

•

In a poster presentation of non-clinical safety data, JADE101 was well tolerated in NHPs at all doses tested preclinically, including at the highest dose establishing the no-observed-adverse-effect level (NOAEL), supporting the first-in-human doses being evaluated in the ongoing Phase 1 trial. JADE101 showed no off-target binding, tissue cross-reactivity, or cytokine release and produced reversible, mechanism-consistent reductions in serum immunoglobulins (IgA, IgM, IgG) without evidence of broad immune suppression, reinforcing its potential as a well-tolerated and selective therapy.

•

A second poster presentation described a translational assessment demonstrating consistency of biomarker responses to APRIL inhibition across NHPs, healthy volunteers and IgAN patients, showing that pharmacokinetic and biomarker responses observed in healthy volunteers are predictive of anticipated therapeutic outcomes in IgAN patients. These analyses link the depth and duration of APRIL suppression to expected reductions in IgA, Gd-IgA1, and proteinuria associated with kidney function preservation, supporting that biomarker data from the ongoing Phase 1 study will define dose and dosing interval selection for IgAN patient trials and enable convenient, infrequent subcutaneous dosing.

•	Initiated enrollment in Phase 1 clinical trial evaluating JADE101 administered as a subcutaneous injection in healthy volunteers.

•	Interim, biomarker-rich data are expected in the first half of 2026 and are anticipated to define the dose and dose interval for Phase 2 and Phase 3 clinical trials.

JADE201: potentially best-in-class anti-BAFF-R monoclonal antibody for autoimmune diseases

•	Introduced JADE201, a half-life extended, afucosylated monoclonal antibody targeting the B-cell activating factor receptor (BAFF-R).

•

JADE201 is designed to overcome the limitations of current B cell-directed therapies by combining a dual mechanism of action and half-life extension technology, with the goal of improving on the clinical benefit of existing B-cell depleting therapies across a broad range of autoimmune diseases with less frequent subcutaneous dosing.

•	JADE201 builds on the clinical proof-of-concept for BAFF-R targeting established by ianalumab, which met primary endpoints in recent Phase 3 Sjogren’s and idiopathic thrombocytopenic purpura trials.

•

In NHP studies, JADE201 showed high-affinity BAFF-R binding, achieved dose-dependent BAFF receptor occupancy, sustained B-cell depletion, and demonstrated an approximately two-fold extended half-life versus ianalumab.

•

A first-in-human trial evaluating JADE201 in rheumatoid arthritis is expected to begin in the first half of 2026, with potential for broad opportunity across multiple autoimmune diseases validated by BAFF-R biology.

Corporate

•	Completed a $135 million private placement with participation from new and existing leading healthcare investors.

Third Quarter 2025 Financial Results

•

Cash Position: As of September 30, 2025, Jade had cash, cash equivalents, and investments of $198.9 million. In October, the Company closed on a $135 million private placement financing, resulting in cash, cash equivalents, and investments of approximately $325.6 million on a pro-forma basis as of September 30, 2025. Based on its current operating plans, Jade believes that its existing cash will enable it to fund its operating expenses and capital expenditure requirements into the first half of 2028.

•

Research and Development (R&D) expenses: R&D expenses totaled $22.0 million for the third quarter ended September 30, 2025, compared to $13.6 million for the quarter ended September 30, 2024. R&D expenses increased primarily due to higher personnel-related costs as the Company builds out the internal R&D function as well as increased costs around CMC and early clinical activity.

•

General and Administrative (G&A) expenses: G&A expenses totaled $5.4 million for the third quarter ended September 30, 2025, compared to $1.4 million for the quarter ended September 30, 2024. G&A expenses increased primarily due to higher personnel-related costs as the Company builds out its internal infrastructure.

•

Net loss: Net loss totaled $25.2 million for the third quarter ended September 30, 2025, compared to a net loss of $16.3 million for the quarter ended September 30, 2024. Net loss increased primarily as a result of higher R&D and G&A expenses, as described above.

•

Shares Outstanding: After giving effect to the Company’s recently completed $135 million private placement, Jade had 67,394,380 million shares of the Company’s common stock and common stock equivalents issued and outstanding, including shares of common stock underlying pre-funded warrants and non-voting convertible preferred.

About Jade Biosciences, Inc.

Jade Biosciences is a clinical-stage biotechnology company focused on developing best-in-class therapies that address critical unmet needs in autoimmune diseases. Jade’s lead candidate, JADE101, targets the cytokine APRIL, and is currently being evaluated in a Phase 1 clinical trial for the treatment of immunoglobulin A nephropathy. Jade’s pipeline also includes JADE201, an afucosylated anti-BAFF-R monoclonal antibody, as well as JADE-003, an undisclosed antibody discovery program, both currently in preclinical development. Jade was launched based on assets licensed from Paragon Therapeutics, an antibody discovery engine founded by Fairmount. For more information, visit JadeBiosciences.com and follow the Company on LinkedIn.

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Jade’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business including, without limitation, Jade’s ability to achieve the expected benefits or opportunities with respect to JADE101, JADE201 and JADE-003, the expected timelines for interim data from the Phase 1 clinical trial of JADE101 and for JADE201 entering the clinic, plans for future clinical trials, the potential of Jade’s product candidates to become best-in-class therapies, their potential therapeutic uses, efficacy, safety profiles, and dosing, and the potential for Jade’s cash runway to extend into the first half of 2028. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Jade will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Jade’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Phase 1 clinical trial of JADE101, the planned trial of JADE201 and any future clinical trials may be delayed or may not demonstrate desirable efficacy; adverse events and safety signals may occur; Jade may experience unanticipated costs, difficulties or delays in the product development process; Jade’s product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; enrollment or regulatory challenges; risks associated with Jade’s dependence on third-party vendors for the development, manufacture and supply of its product candidates; and the other risks, uncertainties and factors more fully described in Jade’s most recent filings with the Securities and Exchange Commission (including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2025). Should one or more of these risks or uncertainties materialize, or should any of Jade’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Jade does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements. This communication does not purport to summarize all of the conditions, risks and other attributes of an investment in Jade.

Jade Biosciences Contact

Priyanka Shah

Media@JadeBiosciences.com

IR@JadeBiosciences.com

908-447-6134

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2025	December 31, 2024
Cash, cash equivalents and investments	$198,905	$69,386
Other assets	3,545	3,413

Total assets	$202,450	$72,799

Total liabilities	$23,104	$119,596

Total stockholders’ equity (deficit)	179,346	(46,799)

Total liabilities, Series Seed convertible preferred stock and stockholders’ equity (deficit)	$202,450	$72,799

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Period from June 18, 2024 (Inception)Through September 30, 2024
Operating expenses:
Research and development(1)	$22,010	$13,581	$64,580	$13,659
General and administrative(2)	5,391	1,384	13,983	1,896

Total operating expenses	27,401	14,965	78,563	15,555

Loss from operations	(27,401)	(14,965)	(78,563)	(15,555)
Other income (expense):
Interest income	2,254	388	4,697	388
Change in fair value of Convertible Notes payable(3)	—	(1,700)	(21,584)	(1,700)
Other expense	(28)	—	(28)	—

Total other income (expense), net	2,226	(1,312)	(16,915)	(1,312)

Net loss	(25,175)	(16,277)	(95,478)	(16,867)

Other comprehensive loss:			—
Currency translation adjustment	18	—	(6)	—
Unrealized gain on investments	35	—	35	—

Comprehensive loss	$(25,122)	$(16,277)	$(95,449)	$16,867

Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(5.16)	$(3.08)	$(5.35)

Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(482.25)	$—	$(3,081.78)	$—

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	39,584,489	3,155,500	23,816,586	3,155,500

Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	12,622	—	7,166	—

(1)

Includes related party amounts of $5.8 million and $17.5 million for the three and nine months ended September 30, 2025, respectively, and $13.1 million for the three months ended September 30, 2024 and $13.2 million for the period from June 18, 2024 (inception) through September 30, 2024.

(2)

Includes related party amounts of $0.2 million for both the three and nine months ended September 30, 2025, and $0.4 million for the three months ended September 30, 2024 and $0.9 million for the period from June 18, 2024 (inception) through September 30, 2024.

(3)

Includes related party amounts of $4.6 million for the nine months ended September 30, 2025, and none for the three months ended September 30, 2025. Includes related party amounts of $0.4 million for the period from June 18, 2024 (inception) through September 30, 2024.